Exhibit 99.1

EDUCATIONAL DEVELOPMENT CORPORATION

TERMINATES SALE AND LEASEBACK OF HILTI COMPLEX WITH ROCKFORD HOLDINGS

TULSA, OK, September 18, 2024 Educational Development Corporation (“EDC”, the “Company” or “Seller”) (NASDAQ: EDUC) (http://www.edcpub.com) today announced that on September 12, 2024, the Company terminated its agreement with Rockford Holdings ("Rockford" or “Buyer”) after receiving notice that Rockford could not meet the terms of the agreement to purchase the Company’s headquarters and distribution warehouse located at 5400-5402 South 122nd East Avenue, Tulsa, Oklahoma 74146 (the “Hilti Complex”). The original purchase agreement was dated June 6, 2024.

Per Craig White, President and Chief Executive Officer, “We recently received notification from the Rockford Group that they could not meet the terms of the original purchase agreement. In evaluating their proposed changes to the agreement, we determined that the new terms were not in the best interest of our stakeholders including our bank, vendors, customers, and shareholders, thus mutually agreeing to terminate the agreement.”

“We have updated our marketing materials for the Hilti Complex to include recent lease changes, including the new lease for approximately 25% of the office and warehouse space with Crusoe Energy Systems. We are confident that this updated memorandum will positively impact the current list of interested parties in the Hilti Complex, and we fully expect to engage a new buyer soon,” concluded Mr. White.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser (214) 872-2710